Exhibit (a)(1)(Q)

FORM OF FINAL REMINDER E-MAILS TO HOLDERS OF ELIGIBLE OPTIONS

Date:	[September 8, 2008] [September 9, 2008]
To:	Holders of Eligible Options
Re:	OPTION EXCHANGE DEADLINE IS [TOMORROW] [TODAY]- TUESDAY, SEPTEMBER 9 AT 2 PM

Eligible Optionholders:

I am writing to remind you of [tomorrow’s] [today’s] important deadline for participation in VMware’s Exchange Offer for post-IPO stock options granted to U.S. employees. As previously communicated, the Exchange Offer is scheduled to expire [tomorrow] [today] Tuesday, September 9, 2008, at 2:00 p.m., Pacific Time.

If you wish to participate and have not already done so, you must ensure that UBS Financial Services Inc. receives your properly completed and signed Election Form before 2:00 p.m., Pacific Time, on September 9, 2008. If you choose to participate, your replacement option will be granted the day after the deadline, on September 10, 2008 with an exercise price equal to that day’s closing trading price.

You must complete and return an Election Form by the deadline in order to participate. For your convenience, a copy of the Election Form we previously distributed to you is attached to this email. Delivery instructions are provided on the Election Form.

Once you send in an Election Form, you may also change your mind and send in a notice of withdrawal at any time prior to the deadline. Documents describing the Exchange Offer and forms for participating in the Exchange Offer, including the notice of withdrawal, are available on the Stock Administration page of our internal website at https://vmshare.vmware.com/finance/stock.

IMPORTANT—If you do not return your Election Form so it is received by UBS by the deadline, you will not be eligible to participate in the Exchange Offer and you will retain your previously granted stock option(s).

Receipt of UBS Confirmation

Once you send in your Election Form (or notice of withdrawal) you should receive a confirmation from UBS within 48 hours. If you have already completed and returned an Election Form to UBS, you should have received a confirmation from UBS. If you have not received your confirmation, or if you have any questions about the Exchange Offer, please contact UBS or Stock Administration at the numbers below.

UBS Availability for Questions

As previously communicated, UBS is available on site in Palo Alto [today and tomorrow] [today] in Promontory A10 to accept completed forms and answer questions.

You should direct questions about the Exchange Offer or request for assistance to:

The Greco Group at UBS at 860-727-1515;
Elizabeth Moore, Stock Plan Manager at 650-842-8841; or
Gary Wells, Stock Administrator at 650-427-5153

Capitalized items used in this communication are described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.

VMWARE, INC. EXCHANGE OFFER ELECTION FORM

Note: Concepts and terms used in this Election Form are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008 (the “Exchange Offer Memorandum”). Please read the Exchange Offer Memorandum in its entirety.

Employee Name:	Employee ID (Badge) Number:

Employee Email:	Employee Phone Number:

If you wish to exchange Eligible Options, you must act by the Expiration Date: 2:00 p.m. U.S. Pacific Time on Tuesday, September 9, 2008 (unless the Exchange Offer is extended by VMware).

To do so you must complete, sign and date this Election Form and return it to UBS Financial Services Inc. by one of the following three methods so it is RECEIVED by UBS by 2:00 p.m. on the Expiration Date:

FAX: Fax to 860-547-1997 Attention: The Greco Group at UBS or

EMAIL: Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com or

HAND DELIVERY: Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Election Form.

By electing to exchange your Eligible Options, you are agreeing to the terms and conditions for the Exchange Offer set forth in the Exchange Offer Memorandum.

If you would like to review all of the options granted to you by VMware, please log into your UBS OneSource account at www.ubs.com/onesource/vmw.

Please check one of the boxes below. If no box is checked, by signing this form, I agree that all of my Eligible Options will be exchanged.

☐  I elect to exchange ALL of the Eligible Options I hold; or

☐  I hold more than one Eligible Option and I elect to exchange ONLY the Eligible Option(s) listed below.

Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)

NOTE: The exercise price of the New Options granted in exchange for the Eligible Options will be equal to the closing price of VMware’s Class A common stock on the NYSE on the date the New Options are granted, which will be September 10, 2008, unless the Exchange Offer is extended by VMware, in which case the grant date will be the first trading day following the extended Expiration Date.

Signature:	Date: